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                                                                   EXHIBIT 10.1

                                  WEST GEORGIA
                                 NATIONAL BANK

May 30, 2002

L. Leighton Alston
244 Foggy Bottom Drive
Carrollton, Georgia 30116

         RE: WEST GEORGIA NATIONAL BANK (THE "BANK") AND WGNB CORP. (THE "HOLDING COMPANY") (TOGETHER, "WGNB") EMPLOYMENT OF L. LEIGHTON ALSTON ("EMPLOYEE")

Dear Mr. Alston:

         The purpose of this letter is to set forth the new terms upon which WGNB agrees to employ you and under which you agree to be employed at WGNB. In that regard, please consult the agreement between you and WGNB dated September 10, 1996 ("Original Agreement').

         This letter shall be treated as an amendment to that Original Agreement pursuant to its terms. The Original Agreement shall remain in full force and effect, except as amended below:

         1. EMPLOYMENT AND DUTIES. You are the Chief Executive Officer of the Bank and President and Chief Executive Officer of the Holding Company.

         2. TERM. This Agreement shall commence on the date hereof and shall continue in full force and effect for three years (3) years and shall automatically be renewed for consecutive three (3) year terms on each third anniversary thereafter without further action by the parties unless and until
(i) terminated by either party in accordance with Section 17 of the Original Agreement or (ii) notice of non-renewal is sent to any party by the other party within 90 days of each third anniversary hereunder.

         14.      COVENANT NOT TO COMPETE

         14.1 UNCHANGED.

         14.1.1. UNCHANGED

         14.1.2. WGNB does business in Carroll County, Georgia and Douglas County, Georgia and Employee performs the duties described in Section 1 of the Original Agreement and this Amendment throughout Carroll County, Georgia and Douglas County, Georgia. Employee has established business relationships and performs the duties described in Section 1 the Original Agreement and this Amendment in the geographic area covered by Carroll County, Georgia and Douglas County, Georgia.

         14.1.3 DELETED.


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         14.2 Employee covenants and agrees that for a period of two (2) years after the termination of his employment with WGNB and the Bank for either (i) Cause, or (ii) if Employee resigns for any reason other than in connection with a Change in Control as defined in Section 19.1 of the Original Agreement or other than pursuant to Section 17.2 of the Original Agreement, Employee shall not directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the duties described in Section 1 of this Agreement for any entity or person conducting the Business of WGNB within Carroll County, Georgia and Douglas County, Georgia.

         14.3 DELETED.

         18. NOTICE.

         The "Copy" notice for WGNB is changed to Eric C. Lang, Paul Hastings Janofsky & Walker, LLP; 600 Peachtree Street N.E.; Suite 2400; Atlanta, Georgia 30345.

         The "Copy" notice for Employee is DELETED.

         19.      SEVERANCE; CHANGE IN CONTROL.

         19.2 DELETED.

         19.3 Subject to the terms and conditions of the Original Agreement, following a Change in Control of WGNB, Employee shall receive the following additional compensation in consideration for the services to be provided on behalf of WGNB as set forth herein:

         19.3.1 WGNB and the Bank shall pay Employee, a lump sum cash payment in an amount equal to three times the Employee's annual compensation from WGNB and the Bank, including salary, bonuses, all perquisites, and all other forms of compensation paid to Employee for his benefit or the benefit of his family, however characterized, for the fiscal year ended immediately preceding the date of a Change in Control of WGNB ("Employee's Annual Compensation"). The payment provided for in this Section 19.3.1 shall be due and payable to Employee within thirty (30) days after the date of Termination of Employment.

         In addition, WGNB and the Bank shall pay Employee's full base salary through the date of Termination of Employment at the rate in effect at the time of Termination of Employment; plus any other amounts to which Employee is entitled under any compensation plan of WGNB and the Bank at the time such payments are due.

         If you agree with the terms of this letter, please signify by signing below.

EXHIBIT A shall now be treated as reading as follows:


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                                  EXHIBIT "A"
                           (Compensation to Employee)


L. LEIGHTON ALSTON
Base Salary:      $142,856 for year ending December 31, 2002
                  Raises to be determined each year by Board of Directors

Bonus Plan:

Corporate profit sharing/bonus plan shared by all staff members Bonus and Stock Option Agreement dated May 11, 1993, as amended.

Perquisites:
Board and Board Committee fees
Automobile and related expenses
Health insurance on same basis as other employees, plus, to the extent not covered by insurance, an annual physical examination
Long term disability income plan on same basis as other employees
Life and accidental death insurance to the fullest extent permitted under WGNB's benefit plan then in force, plus coverage on each dependent, with option to purchase additional coverage on dependents on same basis as other employees Participation in 401k plan on same basis as other employees Four (4) weeks paid vacation per year
Home computer with telephone line
Home security alarm monitoring and maintenance
Sunset Hills Country Club membership
Carrollton City Club membership

Other:
Membership in civic clubs
Continued participation in WGNB Incentive Stock Option Plan and similar plans subsequently adopted.

If these terms accurately reflect our agreement, please signify by signing below.


Sincerely,
West Georgia National Bank                        WGNB Corp.



By:/s/ Richard A. Duncan                          By:  /s/ Richard A. Duncan

Its:  President                                   Its:  EXECUTIVE VICE PRESIDENT

Agreed to and accepted, this 17th day of June, 2002.



/s/ L. Leighton Alston
--------------------------------------------
L. Leighton Alston